Exhibit 4.23

LEASE DEED

LESSOR

David Kenneth Morrison

LESSEE

Atlas Pacific Limited

PROPERTY

43 York Street, Subiaco

Richard Adams

Raine & Home Commercial (WA)

329 Hay St, Subiaco WA 6008

Tel: 9380 4500

STANDARD COMMERCIAL/INDUSTRIAL

PROPERTY LEASE (PART B)

Not for retail premises or other premises where the Commercial Tenancy

(Retail Shops) Agreement Act 1985 applies

Particulars of the Lease

•	This document incorporates The Real Estate institute of Western Australia (Inc.) 1996, General Terms and Conditions of the Lease contained in the document attached.

•	Before using this document please read the notes at the front of the Real Estate Institute of Western Australia (Inc.) 1996 General Terms and Conditions of the Lease.

THIS LEASE is made 8th June 2004

1. Lessor:

Full Name:	David Kenneth Morrison

Address:	59 Harvest Road North Fremantle WA 6159

Telephone:	Work:	0408 916 984	Home:	9433 3556

Facsimile:	9433 3557		Email

ACN			ABN

2. Lessee:

Full Name:	Atlas Pacific Limited

Address:	6 Rous Head Road, North Fremantle

Telephone:	Work:	9336 7955	Home

Facsimile:	9336 7966		Email	simona@atlaspacific.com.au

Full Name:

Address:

Telephone:	Work		Home

Facsimile:	Email

(is a corporation name) Name:

ACN	ABN

Address of Registered Office:

Telephone:

Facsimile:	Email

3. Guarantor:

Full Name:	n/a

Address:

Telephone:	Work		Home

Facsimile:			Email

Full Name:

Address:

Telephone:	Work		Home

Facsimile:			Email

4. Premises:

*The Land

43 York Street, Subiaco

which is depicted and coloured on the annexed plan.

* Delete if inapplicable

5. Land:

Lot 17 on Diagram/Plan/Strata Plan and being the whole of the land in Certificate of Title

Volume		Folio

6. Term:

36 months commencing on the Date of Commencement.

7. Date of Commencement:

1 July 2004

8. Further Terms:

36 months commencing on 1 July 2007

months commencing on 20

9. Rent:

From the Date of Commencement until varied the Rent is $18,000 net pa per annum, payable by instalments of $1,500 per month in advance on the first day of each month. (Rent is exclusive of GST, see clause 17).

10. Rent Review Dates:

During the Term:	1 July 2005;	20 ;

	1 July 2006;	20 ;

20 ;

During the Further Terms:	1 July 2008;	20 ;

	1 July 2009;	20 ;

	20 ;	20 ;

11. Method of Rent Review:

Subject to clause 18 the Rent applicable from and including each Rent Review Date is the greatest of:

* • CPI Rent on that Rent Review Date

* • the Rent applicable immediately before that Rent Review Date increased by 3% of that Rent.

12.	Address:

The address of the Lessor shown on this Lease

59 Harvest Rd. North Fremantle 6159

13.	Rate of Interest:

15% per annum calculated on a daily basis.

14.	Painting and decorating intervals:

Within three (3) months before the end of each Term and Further Term granted or at earlier Termination.

15.	Public Risk Insurance:

$10 million

16.	Permitted Use:

Any lawful use for which the Premises are designed or suited without change of zoning by the local authority provided this Lease does not thereby become subject to the Commercial Tenancy (Retail Shops) Agreements Act 1985.

17.	GST:

(a) In this clause the term “GST” means any goods and services tax imposed under A New Tax System (Goods and Services) Act 1999 (the “GST Act”) and its transitional and amending acts and regulations which is or may be levied or assessed or becomes payable in respect of rent, outgoings or in connection with the supply of the leased premises or any goods, services, facilities or other things by the Lessor to the Lessee under this contract or any extension, renewal or holding over.

(b) The Lessee shall pay to the Lessor any GST payable by the Lessor in accordance with the requirements of the GST Act. Such payments are to be made by the Lessee prior to the date for payment of the GST by the Lessor or on the dates for the payment of rent, whichever is the earlier. The Lessee hereby indemnifies the Lessor in relation to the payment of any GST.

(c) Any rent or other payment obligation stated or referred to in this contract does not include GST unless it is expressly included and GST must be paid in addition to that rent or payment obligation. Unless GST is expressly included, the consideration for any supply by the Lessor to the Lessee is increased by an amount equal to the amount of that consideration multiplied by the rate at which GST is imposed in respect of that supply.

(d) The Lessor must provide to the Lessee a GST tax invoice as required by the GST Act.

18.	Special Clauses:

1. The rent in para 9 refers to a net rental to which the variable outgoings and statutory charges are to be paid by the lessee within 14 days of being provided the accounts by the lessor.

2. Both the lessor and the lessee are registered for GST and GST will apply to the rent and outgoings.

3. The lessee agrees to pay a bond of $1,500 and the lessor will hold this in a separate bank account and the lessor agrees to provide the lessor with a copy of the bank statement as to the location of those funds held on the lessees behalf.

4. The lessee is hereby granted permission from the lessor to fit an airconditioner into the second office on the east side of the premises.

5. The lessor agrees to have serviced all the existing airconditioning units prior to commencement of the lease on 1 July 04, thereafter the responsibility for the running and repair of the systems will lay with the lessee.

EXECUTED by the parties as a deed.

THE COMMON SEAL of	)

ATLAS PACIFIC LIMITED	)

(ACN 009220053)	)

was affixed in accordance with its Articles of Association	)
in the presence of:	)

/s/ Joseph James Uel Taylor	/s/ Simon Charles Bunbury Adams
Director	Secretary

Joseph James Uel Taylor	Simon Charles Bunbury Adams
Full Name (Please Print)	Full Name (Please Print)

THE COMMON SEAL of	)

ATLAS PACIFIC LIMITED	)

(ACN )	)

was affixed in accordance with its Articles of Association	)
in the presence of:	)

/s/ Illegible
Secretary

Full Name (Please Print)	Full Name (Please Print)

SIGNED as a deed by in the presence of:

/s/ Richard Adams
Signature of Witness

Richard Adams
Print full name of Witness

Raine & Horne Commercial (WA) 329 Hay Street, Subiaco 6008
Address of Witness

Commissioner for Declarations in Western Australia

Occupation of Witness

A true copy of this document has been received by each of the signatories hereto – together with a copy of the Real Estate Institute of Western Australia (Inc.) 1996 General Terms and Conditions of the Lease in the attached document.

COPYRIGHT

The copyright of this contract is the property of the Real Estate Institute of Western Australia (Inc.) and neither the form nor any part of it may be used or reproduced by any method whatsoever or incorporated by reference or in any manner whatsoever in any other
documents without the consent of the Institute.	2/00